UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2019

CARDAX, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-181719	45-4484428
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2800 Woodlawn Drive, Suite 129, Honolulu, Hawaii 96822

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (808) 457-1400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.07 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On October 2, 2019, the stockholders (the “Stockholders”) of Cardax, Inc., a Delaware corporation (the “Company”) holding a majority of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”) as of September 30, 2019 (the “Record Date”), executed a written consent (the “Written Consent”) in lieu of a meeting of the Stockholders. Pursuant to the Written Consent, the Stockholders:

●	authorized a reverse stock split (“Reverse Stock Split”) of the Common Stock within the range that is considered appropriate and necessary for the Common Stock to have a targeted trading price per share that meets the listing requirements of The Nasdaq Capital Market, at a minimum, and such other price determined appropriate by the Board of Directors of the Company (the “Board”); and authorized the Board, in its sole discretion, to determine the final ratio of shares for such reverse stock split on the effective date and to file a certificate of amendment to the Company’s amended and restated certificate of incorporation in connection with the reverse stock split;

●	elected the following six directors: George W. Bickerstaff, III, Michele Galen, Makarand Jawadekar, Ph.D., Terence A. Kelly, Ph.D., Elona Kogan, and David G. Watumull, as all of the members of the Board;

●	ratified the appointment of KBL, LLP as the Company’s independent public accountant for the fiscal year ending December 31, 2019; and

●	approved, on an advisory basis, the compensation paid to the Company’s named executive officers.

The Reverse Stock Split has been authorized and will be effective on such date that the Board takes further action and the appropriate amendment to the Company’s certificate of incorporation is duly filed in accordance with the General Corporation Law of the State of Delaware.

Such matters were authorized by the holders of 73,684,557 votes or 54% of the outstanding voting power.

The Written Consent was adopted in accordance with the terms of the applicable law and the charter documents of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 8, 2019

CARDAX, INC.

By:	/s/ David G. Watumull
David G. Watumull
Chief Executive Officer and President